Exhibit 10.1

Michel Lagarde President 111 Speen Street, Framingham MA 01701 Suite 550 Phone 508-620-2516 Michel.lagarde@patheon.com www.patheon.com

VIA EMAIL AND HAND DELIVERY
Stuart Grant

Re: Transition and Retirement Agreement

Dear Stuart:

This letter agreement (this "Transition Agreement") sets forth our mutual agreement regarding your transition and retirement from Patheon Pharmaceutical Services Inc., a wholly-owned, indirect subsidiary of Patheon N.V. (collectively with its subsidiaries, the "Company"). Any term used in this Transition Agreement that is not defined herein has the definition ascribed to such term in the Employment Agreement between you and the Company dated January 25, 2011, and as amended on May 19, 2014 (the "Employment Agreement"). The terms and conditions of this Transition Agreement are as follows:

1.Transition Term. From the date you execute this Transition Agreement with the Company through such time the Company hires your successor and an orderly transition of your job duties to your successor has occurred, as determined in the Company's sole discretion, you shall continue in your current role as Executive Vice President and Chief Financial Officer ("CFO") for the Company, but in any event not later than December 31, 2017 (the "Transition Term"). During the Transition Term, the terms of your employment with the Company shall continue to be governed by your Employment Agreement, and, accordingly, you shall be eligible to participate in the Company’s short term incentive plan, in accordance with the terms and conditions of the Company's applicable short term incentive plan as may be modified from time to time; provided, however, that there is no guarantee of any payment or any pro-rata payment under such plan and any payment would be paid in the ordinary course when payable to other employees; and, provided, further, that you acknowledge that you will not be eligible for any other award under any other incentive plans offered by the Company, including without limitation, the Patheon N.V. 2016 Omnibus Incentive Plan (the "Omnibus Plan").

2.Extended Term. From the day after the date upon which the Transition Term ends, you will no longer serve as the Company's CFO, and the terms of your Employment Agreement will no longer be applicable, except as otherwise provided by Section 4 of this Transition Agreement; but, provided that you execute the General Release attached hereto as Exhibit A (the “General Release”) within twenty-one (21) days after you execute this Transition Agreement and do not revoke your consent to it within seven (7) days of your execution of the General Release, you will continue to be employed by the Company and provide Services (as defined below) to the Company through December 31, 2017 (the "Separation Date") of no less than thirty (30) hours per week (the "Extended Term"), unless your employment is terminated for Cause (as defined in Section 2(d)). During the Extended Term, you shall provide support, information and assistance to the Company, as requested by and at the direction of the President of the Company, or his delegee, and generally provide support and assistance to the Company related to your former position with the Company as its CFO (the “Services”). For the avoidance of doubt, the parties acknowledge and agree that, unless your employment is terminated for Cause, the Separation Date shall constitute your Employment Termination Date for all purposes with respect to the Fifth Amended and Restated Agreement of Exempted Limited Partnership of JLL/Delta Patheon Holdings, L.P. (as amended from time to time, the "Partnership Agreement").

(a)    Compensation. Compensation for your Services during the Extended Term shall be mutually agreed upon by the parties during the Transition Term.

(b)    Benefits. During the Extended Term, you will continue to be entitled to participate in all employee healthcare and welfare benefits programs of the Company, in accordance with the then applicable terms, conditions and eligibility requirements of such programs that are offered from time to time to U.S. resident-based employees at your level, including medical, dental, life insurance, 401k retirement plans and other health benefit programs. During the Extended Term, you will not be eligible for any award under any incentive plan offered by the Company, including without limitation, the Omnibus Plan.

(c)    Separation of Employment. You agree to retire from your employment with the Company and you agree to resign from any other positions you may hold with the Company or any of its affiliates as of the Separation Date. You agree to execute any and all documents necessary to effect such resignations.

(d)    Termination of Employment. During the Extended Term, the Company may terminate your employment for Cause (as later defined). "Cause" means the determination, in good faith, by the Board of Directors of the Company, after notice to you, that one or more of the following events has occurred: (i) you have failed to perform your material duties, and such failure has not been cured after a period of thirty (30) days notice from the Company; (ii) any reckless or grossly negligent act by you having the effect of injuring the interest, business, or reputation of the Company or its affiliates in any material respect; (iii) your commission of any felony (including entry of a nolo contendre plea); (iv) any misappropriation or embezzlement of the property of the Company or its affiliates; or (v) a breach of any material provision of this Transition Agreement by you, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by you of notice from the Company of such breach. For the purposes of the Partnership Agreement, the definition of Cause provided in this Transition Agreement shall constitute a defined term under an "executed written employment agreement", and, as such, the definition of Cause in this Transition Agreement shall apply for all purposes under the Partnership Agreement.

3.Equity Interests On or After the Separation Date. Provided you have remained in compliance with this Transition Agreement at all times and have not resigned or been terminated from employment by the Company for Cause before such date, the following terms shall apply as of the Separation Date:
(a)    Equity Awards.

(i)    All time-based vesting obligations with respect to your Management Units of JLL/Delta Patheon Holdings, L.P. will be satisfied in accordance with the terms thereof. As of the Separation Date, such Management Units reflect an indirect beneficial interest in 440,691 ordinary shares of Patheon N.V. Provided that you re-execute the General Release on or within twenty-one (21) days after the Separation Date and do not revoke your consent to it within seven (7) days of your execution of the General Release, the Company, under no other obligation to do so, shall cause to be distributed to you the 440,691 ordinary shares of Patheon N.V. in respect of your Management Units.

(ii)    All of your Management Units of JLL/Delta Patheon Holdings, L.P. which remain subject to forfeiture prior to an Exit Event (as defined in the Partnership Agreement) (the “Exit Event Management Units”) shall be forfeited as of the Separation Date in accordance with their terms if such an Exit Event has not occurred as of such date. As of the date hereof, such Exit Event Management Units reflect an indirect beneficial interest in 126,011 ordinary shares of Patheon N.V. In the event that an Exit Event has occurred on or before the Separation Date, and provided that you re-execute the General Release on or within twenty-one (21) days after the Separation Date and do not revoke your consent to it within seven (7) days of your execution of the General Release, the Company, under no other obligation to do so, shall cause to be distributed to you the 126,011 ordinary shares of Patheon N.V. in respect of your Exit Event Management Units.

(iii)    All time-based vesting obligations with respect to the 196,485 RSUs issued to you by Patheon N.V. will be satisfied in accordance with your RSU Award Agreement and the Omnibus Plan and the Company, under no other obligation to do so, shall waive any requirement for you to remain employed by the Company through the date of an Exit Event (as defined in the Omnibus Plan). All 196,485 RSUs issued to you will thereafter be settled in accordance with the terms of your RSU Award Agreement and the Omnibus Plan depending on the price per share of ordinary shares of Patheon N.V. at the time of an Exit Event.

(b)    Co-Investment Fund. The 244,930.6800 Class B Units of JLL Patheon Co-Investment Fund, L.P. (“JLL Co-Investment Fund”) held by you will continue to be held by you in accordance with the terms and conditions of the Second Amended and Restated Agreement of Exempted Limited Partnership of JLL Co-Investment Fund (as amended, the “JLL Partnership Agreement”). As of the date hereof, such Class B Units reflect an indirect beneficial interest in 24,475 ordinary shares of Patheon N.V.

(c)    Banner Life Sciences. The 16,777.7770 Class BLS Units of JLL Co-Investment Fund held by you will continue to be held by you in accordance with the terms and conditions of the JLL Partnership Agreement. The 10,000 Management Units of Banner Life Sciences Holdings, L.P. granted to you will be forfeited, repurchased or exchanged, as applicable, in each case, in accordance with the terms and conditions of the Second Amended and Restated Agree ment of Exempted Limited Partnership of Banner Life Sciences Holdings, L.P., as may be amended from time to time.

4.Covenants. Subject to Section 5 below, the confidentiality, invention assignment, one year non-solicit/no-hire, and one year non-competition covenants you executed pursuant to your Employment Agreement, shall continue to apply during the Extended Term and after the Separation Date in accordance with their respective terms.

5.Permitted Disclosures.

(a)    Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.  Nothing in this Transition Agreement, or any other agreement you have with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)    Notwithstanding any provision in any agreement you have with the Company, you may disclose any information or opinions to any governmental or regulatory agency, provided, however, that you will notify the Company in advance if you are required to provide information or testimony in connection with any action brought by a non-governmental or non-regulatory person or entity.

6.Section 409A of the Internal Revenue Code.  The intent of the parties is that payments and benefits under this Transition Agreement comply with or be exempt from the requirements of Section 409A of the Code, as amended ("Section 409A"), and accordingly, to the maximum extent permitted, this Transition Agreement shall be interpreted and administered in accordance with such intention. Without limiting the foregoing, each amount to be paid or benefit to be provided to you pursuant to this Transition Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A.

7.Miscellaneous.

(a)    Entire Agreement. This Transition Agreement sets forth the entire agreement between us with respect to its subject matter, and merges and supersedes all prior discussions, representations, agreements and understandings of every kind and nature and neither party will be bound by any term or condition other than as expressly set forth or provided for in this Transition Agreement, or that is expressly incorporated from the Employment Agreement.

(b)    Amendments. This Transition Agreement may not be changed or modified except by an agreement in writing, signed by each of us.
(c)    Each Party the Drafter. This Transition Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Transition Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

(d)    No Admission. Nothing herein is to be deemed to constitute an admission of wrongdoing by you or the Company.

(e)    Successors and Assigns. This Transition Agreement is personal to you and may not be assigned by you. This Transition Agreement is binding on, and will inure to the benefit of, the Company.

(f)     Enforceability. If any provision of this Transition Agreement is invalid or unenforceable, the balance of this Transition Agreement shall remain in effect, and, if any provision is inapplicable to any circumstance, such provision shall nevertheless remain applicable to all other circumstances.

(g)    Governing Law. This Transition Agreement and any disputes between you and the Company will be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its conflict of law rules.

(h)    Counterparts. This Transition Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which together shall constitute one and the same instrument.

8.Acknowledgement. By signing this Transition Agreement, you certify that you have read the terms of this Transition Agreement, and that your execution of this Transition Agreement shall indicate that this Transition Agreement conforms to your understanding and is acceptable to you. Accordingly, the Company hereby advises you to consult with counsel of your choice, and you acknowledge that you have consulted with an attorney before executing this Transition Agreement, or you have knowingly and voluntarily chosen not to do so.

If you agree to the foregoing, please countersign this Transition Agreement in the space provided below and return it to me.

Very truly yours,
Patheon Pharmaceuticals Services Inc.

By: /s/ Michel Lagarde

ACKNOWLEDGED AND AGREED

/s/ Stuart Grant

Date: December 8, 2016

EXHIBIT A: GENERAL RELEASE
I, Stuart Grant, in consideration of and subject to the terms and conditions set forth in the letter agreement dated December 8, 2016, to which this General Release is attached as Exhibit A (the "Transition Agreement"), and intending to be legally bound, do hereby agree as follows:
1.I, on behalf of myself, and my heirs, executors, administrators and assigns, hereby waive, release, and forever discharge Patheon Pharmaceutical Services Inc. a wholly-owned, indirect subsidiary of Patheon N.V. (collectively with its subsidiaries, the "Company"), and its affiliates, directors, partners, members, managers, officers, employees, insurers, plans, attorneys and representatives, and any of their directors, partners, members, managers, officers, predecessors and successors and each of their estates, heirs and assigns (collectively, the "Company Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which I or my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Releasees, (i) from the beginning of time through the date upon which I execute this General Release, including, without limitation, all claims for attorneys' fees and punitive or consequential damages and all claims arising under any federal, state or local labor, employment, whistleblower and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act or the Older Workers Benefit Protection Act; Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, to the extent permitted by applicable law, any whistleblower, relator, False Claims Act or qui tam claims, and/or any personal right to recovery under such claims; North Carolina Retaliatory Employment Discrimination Act; North Carolina Wage and Hour Act; and/or North Carolina Leave Laws; (ii) arising out of, or relating to, my employment with the Company; (iii) arising out of, or relating to, any agreement with the Company or any affiliates; including, but not limited to, my Employment Agreement, the Partnership Agreement, any award agreements in respect of partnership interests thereof, the Omnibus Plan or the JLL Partnership Agreement (each as defined in the Transition Agreement); and/or any awards, policies, plans, programs or practices of the Company or any of its affiliates that may apply to me or in which I may participate, including, but not limited to, any rights under bonus plans or programs of the Company or its affiliates and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Company or its affiliates; (iv) arising out of, or relating to, my separation of employment from the Company; and/or (v) arising out of, or relating to, my status as an employee, officer, member, manager, partner or director of the Company or any of its affiliates; provided, however, that nothing in the Transition Agreement shall release or impair (1) my right to enforce the terms of the Transition Agreement, (2) my right to receive benefits under the Company's 401(k) or pension plans, if any, that have accrued and vested on or prior to the Separation Date (as defined in the Transition Agreement); (3) any rights that cannot be waived under applicable law; (4) any rights, if any, to the equity interests outlined in Section 3 of the Transition Agreement that are owned by me and/or (5) any rights to indemnification under the Company’s bylaws or director and officer insurance maintained by the Company for costs and expenses of defending, and any losses to me resulting from, any demands, claims or legal proceedings against me arising out of or relating in any way to my services as an officer of the Company.
2.     I am hereby advised to and have consulted with legal counsel, or knowingly and voluntarily chose not to do so. I have carefully read this General Release and I am executing it knowingly, voluntarily, and with full understanding of its terms and effects. I voluntarily accept the amounts and benefits provided for in the Transition Agreement for the purpose of making full and final settlement of all claims referred to above and acknowledge that these amounts and benefits are in excess of anything to which I would otherwise be entitled. I acknowledge and agree that in re-executing the Transition Agreement and in executing this General Release, I am not relying, and have not relied, upon any oral or written representations or statements not set forth or referred to in the Transition Agreement, or this General Release.
3.    I have been given twenty-one (21) calendar days to consider the terms of this General Release, although I may execute it sooner. I will have seven (7) calendar days from the date upon which I execute this General Release to revoke my consent to its terms. Any such revocation must be in writing and must be delivered by overnight courier to Eric Sherbet, General Counsel, Patheon N.V., 111 Speen St., Suite 550, Framingham, MA 01701, with a copy by email to eric.sherbet@patheon.com. In the event of any such revocation, this General Release shall be null and void in its entirety and neither I nor the Company shall have any rights or obligations under it. Provided that I do not revoke this General Release as provided in this Section 3, this General Release shall become effective on the eighth calendar day after the date upon which I execute it.
4.     If this General Release is not executed on or within twenty-one (21) days after I execute the Transition Agreement, or if I revoke my execution, the Company shall have no obligations under Section 2 of the Transition Agreement. If this General Release is not re-executed on or within twenty-one (21) days after the Separation Date, or if I revoke my execution, the Company shall have no obligations under the last sentence of Section 3(a)(i) and (ii) of the Transition Agreement.

*    *    *

I have executed this General Release on the date set forth below.

/s/ Stuart Grant December 8, 2016
Stuart Grant                    Date

I have re-executed this General Release on the date set forth below.

Stuart Grant